Exhibit 16.1

Certified Public Accountants & Business Consultants

Board of Directors
TexEn Oil & Gas, Inc.
Houston, Texas

LETTER RE: UNAUDITED INTERIM FINANCIAL STATEMENT INFORMATION

Re: Registration Statement Number 333-107861 on Form SB-2A2.

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated February 16, 2004, related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the "Act"), such report is not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant, within the meaning of sections 7 and 11 of the Act.

/s/Williams & Webster, P.S.
Williams & Webster, P.S.
Spokane, Washington

April 5, 2004